Exhibit (d)(2)

622 Third Avenue 38th Floor New York, NY 10017-6707 Tel (212) 878-1876 Fax (212) 878-1877 Cell (412) 417-7510 joseph.muscari@mineralstech.com Joseph C. Muscari Executive Chairman

November 6, 2013

AMCOL International Corporation

2870 Forbs Avenue

Hoffman Estates, IL 60192

Attn: Ryan McKendrick, President and Chief Executive Officer

CONFIDENTIAL

Ladies and Gentlemen:

In connection with our consideration of a possible negotiated transaction (the “Transaction”) between or involving Minerals Technologies Inc. (“Minerals Technologies”) and AMCOL International Corporation (“AMCOL”), each party hereto may request that the other party (the “Disclosing Party”) or its Representatives (as defined below) furnish to such party (the “Receiving Party”) or its Representatives certain information relating to the Disclosing Party or its affiliates.

As a condition to the Receiving Party being furnished information by or on behalf of the Disclosing Party, the Receiving Party agrees that it will, and the Receiving Party will direct its Representatives to, treat as confidential in accordance with this letter agreement any information (including, without limitation, oral, written and electronic information) concerning the Disclosing Party or its affiliates that has been or may be furnished to the Receiving Party by or on behalf of the Disclosing Party or any of its Representatives, and all analyses, compilations, forecasts, studies, notes, interpretations, memoranda, other materials and portions thereof prepared by the Receiving Party or any of its Representatives, or otherwise on its behalf, that contain, reflect or are based, in whole or in part, on such information, including, without limitation, those stored in electronic format (herein collectively referred to as the “Evaluation Material”). The term “Evaluation Material” does not include information that (a) the Receiving Party can demonstrate is, at the time of disclosure, already in the Receiving Party’s possession; provided that such information is reasonably believed by the Receiving Party not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the Disclosing Party, (b) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or any of its Representatives, (c) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Representatives; provided that such source is reasonably believed by the Receiving Party not to be bound by an obligation of confidentiality (whether by agreement or otherwise) to the Disclosing Party, or (d) the Receiving Party can demonstrate was independently developed by the Receiving Party without reference to, incorporation of, or other use of any Evaluation Material. As used in this letter agreement, the term “Representatives” shall mean as to any person, such person’s affiliates and its and their respective directors, officers, employees, agents, advisors (including, without limitation, financial and legal advisors, consultants and accountants), controlling persons and, in the case of Minerals Technologies, potential financing sources. As used in this letter agreement, the term “person” shall be broadly interpreted to include the media, any governmental representative, authority or tribunal, and any corporation, partnership, group, individual or other entity. As used in this letter agreement, the term “affiliate” has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In consideration of the Receiving Party being furnished Evaluation Material, the Receiving Party agrees to keep such Evaluation Material confidential in accordance with the terms of this letter agreement. Each party acknowledges and agrees that the Evaluation Material will be used by it and its Representatives solely for the purpose of evaluating, negotiating and executing a Transaction and not in any way that could be reasonably foreseen to be detrimental to the Disclosing Party, and that each party will, and will direct its Representatives to, keep confidential all Evaluation Material and not disclose Evaluation Material to any other person except as required by applicable law, regulation or legal or judicial process (and subject to compliance with the second succeeding paragraph), and except that a Receiving Party may disclose Evaluation Material to its Representatives who need to know such Evaluation Material for the purpose of evaluating, negotiating and executing a Transaction on such Receiving Party’s behalf if prior to providing such Representatives with such Evaluation Material the Receiving Party advises them of this letter agreement and instructs them to comply with the terms of this letter agreement applicable to Representatives. Each party agrees to undertake reasonable measures to prevent its Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material. The Receiving Party acknowledges and agrees that it shall be liable for any breach of the terms of this letter agreement by its Representatives, as if the Receiving Party had committed such breach itself.

In addition, without the prior written consent of the other party, neither party nor any of its Representatives may disclose to any person (except to the extent permitted by the immediately preceding paragraph) (a) that Evaluation Material has been requested by or furnished or made available to the Receiving Party or its Representatives, (b) that either party is considering a Transaction, (c) that investigations, discussions or negotiations are taking place concerning a Transaction or (d) any of the terms, conditions or other facts or information with respect to a Transaction or any other potential transaction involving either party or its affiliates, including, without limitation, the status or termination thereof; provided, however, that either party may make such disclosure to the extent that such disclosure is required by applicable law, rule, regulation or legal or judicial process (including, without limitation, by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), including as (and to the extent) such disclosure may be so required in furtherance of any action described in clauses (a) – (h) of the 10th paragraph of this Agreement after the expiration of the Restricted Period and, provided further, that, in the event any such disclosure would be made prior to the expiration of the Restricted Period, such party will (to the extent not prohibited by law) promptly notify the other Party prior to making any such disclosure.

In the event that the Receiving Party or any of its Representatives are required by applicable law, rule, regulation or legal or judicial process (including, without limitation, by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Evaluation Material, the Receiving Party will, to the extent not prohibited by law, provide the Disclosing Party with prompt prior written notice of such requirement in order to enable the Disclosing Party to seek (at its sole expense) an appropriate protective order or other remedy, and the Receiving Party will use its reasonable best efforts (at the Disclosing Party’s sole expense) to consult and cooperate with the Disclosing Party to the extent not prohibited by law with respect to taking steps to resist or narrow the scope of such requirement or legal process. If a protective order or other remedy is not obtained, the terms of this letter agreement are not waived by the Disclosing Party and disclosure of Evaluation Material is required by law, rule or regulation, the Receiving Party or such of its Representatives will (a) disclose such information only to the extent required in the advice of the Receiving Party’s or such Representative’s counsel and (b) to the extent not prohibited by law, give advance notice to the Disclosing Party of the information to be disclosed. In any such event, the Receiving Party and its Representatives will use their reasonable best efforts (at the Disclosing Party’s sole expense) to cooperate with the Disclosing Party and its Representatives to ensure that all Evaluation Material and other information that is so disclosed will be accorded confidential treatment.

In the event that either party determines not to proceed with a Transaction, such party will promptly inform the other party of that decision and, in that case or at any other time upon the written request of the Disclosing Party, in its sole discretion, the Receiving Party and its Representatives shall promptly, at the Receiving Party’s sole option (which shall be promptly communicated in writing to the Disclosing Party), destroy (and at the request of the Disclosing Party shall certify such destruction in writing to the Disclosing Party by one of its authorized officers) or redeliver to the Disclosing Party all written, electronic or other tangible Evaluation Material (whether prepared by the Disclosing Party, its Representatives or otherwise on the Disclosing Party’s behalf or by the Receiving Party, its Representatives or otherwise on the Receiving Party’s behalf) and will not retain any copies, summaries, analyses, compilations, reports, extracts or other reproductions, in whole or in part, of such written, electronic or other tangible material or any other materials in written, electronic or other tangible format based on, reflecting or containing Evaluation Material, in the Receiving Party’s possession or in the possession of any of its Representatives or under the Receiving Party’s or their custody.

Notwithstanding such destruction or redelivery, all oral Evaluation Materials, the information embodied in all Evaluation Materials and the information contemplated by the second preceding paragraph will continue to be held confidential pursuant to the terms of this letter agreement. Notwithstanding the foregoing, the Receiving Party and its Representatives may retain copies of the Evaluation Material (i) solely for compliance purposes in accordance with policies and procedures implemented by such persons in order to comply with law, regulation or professional standards and (ii) to the extent such Evaluation Material is automatically “backed-up” on the Receiving Party’s or any such Representative’s electronic information management and communications systems or servers so long as such Evaluation Material is destroyed in accordance with the Receiving Party’s or such Representative’s standard policy for archival copies; provided, however, that any Evaluation Material so retained will continue to be held confidential pursuant to the terms of this letter agreement.

The Receiving Party acknowledges that in its and its Representatives’ examination of the Evaluation Material the Receiving Party and its Representatives may have access to material, non-public information, and that the Receiving Party is aware that state and federal laws, including, without limitation, United States securities laws, impose restrictions on the dissemination of such information and trading in securities when in possession of such information.

The Receiving Party agrees that neither the Disclosing Party nor its Representatives or any other person makes any representation or warranty, express or implied, with respect to the accuracy or completeness of the Evaluation Material, including, without limitation, any forecast, projection or other forward-looking information included therein, and that neither the Disclosing Party nor its Representatives or any other person shall assume any responsibility or have any liability hereunder to the Receiving Party or any of its Representatives resulting from the selection or use of the Evaluation Material by the Receiving Party or its Representatives. The Receiving Party acknowledges that it is not entitled to rely on the accuracy or completeness of any Evaluation Material and that only such express representations and warranties regarding Evaluation Material as may be made to the Receiving Party in a definitive written agreement relating to a Transaction, when, as and if executed and subject to such limitations and restrictions as may be specified therein, shall have any legal effect. Each party agrees that any determination to engage in a Transaction will be based solely on the terms of such agreement and on its own investigation, analysis and assessment.

Each party acknowledges and agrees that no offer to enter into a Transaction and no contract or agreement providing for a Transaction shall be deemed to exist, directly or indirectly, between the parties and their respective affiliates unless and until a definitive written agreement with respect to a Transaction has been executed and delivered by each party. Each party also agrees that unless and until a definitive written agreement with respect to a Transaction has been executed and delivered by each party, neither party, nor any affiliate thereof, will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this letter agreement (except for the matters specifically provided herein) or otherwise or by virtue of any written or oral expression with respect to such a Transaction by either party’s Representatives.

Nothing contained in this letter agreement nor the furnishing of any Evaluation Material hereunder shall be construed as granting or conferring to the Receiving Party any rights, by license or otherwise, in any intellectual property of the Disclosing Party. Each party further acknowledges and agrees that the other party reserves the right, in its sole discretion, to reject any and all proposals made with respect to a Transaction, to terminate discussions and negotiations at any time, and to conduct any process for a Transaction as it shall, in its sole discretion, determine (including, without limitation, negotiating with any other interested party and entering into a definitive agreement without prior notice to the other party or any other person).

Each party acknowledges that the Evaluation Material is being furnished to it in consideration of its agreement, and each party hereby agrees, that, for a period of six months from the date hereof (the “Restricted Period”), unless such party shall have been specifically invited in writing by the board of directors (or any committee thereof) of the other party (it being understood that the execution of this letter agreement does not constitute such an invitation), it will not, directly or indirectly (including through any of its Representatives), (a) acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, any securities, or direct or indirect rights to acquire or in respect of any securities, of the other party or any subsidiary of the other party, any securities convertible into or exchangeable for any such securities, or any options or other derivative securities or contracts or instruments in any way related to the price of shares of common stock of the other party; (b) make or in any way encourage or participate in any solicitation of proxies or consents (whether or not relating to the election or removal of directors), as such terms are used in the rules of the Securities and Exchange Commission, to vote, or seek to advise or influence any person with respect to voting of, any voting securities of the other party or any of its subsidiaries, or call or seek to call a meeting of the other party’s stockholders or initiate any stockholder proposal for action by the other party’s stockholders, or seek election to or to place a representative on the board of directors of the other party or seek the removal of any director from the board of directors of the other party; (c) make any public announcement with respect to, or offer, seek, propose or indicate an interest in (in each case with or without conditions), any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization or purchase of a majority of the assets, properties or securities of the other party and its subsidiaries (taken as a whole), or any other extraordinary transaction involving the other party and its subsidiaries (taken as a whole), or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other person (other than its Representatives in connection with the Transaction) regarding any of the foregoing; (d) otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the management, board of directors or policies of the other party and its subsidiaries; (e) disclose any intention, plan or arrangement inconsistent with any of the foregoing; (f) advise, assist, encourage or direct any person to do, or to advise, assist, encourage or direct any other person to do, any of the foregoing; (g) except as required by law, rule, regulation or legal or judicial process, take any action that would reasonably be expected to require the other party to make a public announcement regarding the possibility of a Transaction or any of the events described in this paragraph; or (h) enter into any discussions, negotiations, arrangements or understandings with any third party (including security holders of the other party) with respect to any of the foregoing, including, without limitation, forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any securities of the other party or otherwise in connection with any of the foregoing. Nothing in this paragraph shall restrict either party or any of their respective Representatives from making any proposal regarding a possible Transaction directly to the board of directors (or any committee thereof) of the other party on a confidential basis if such proposal would not reasonably be expected to require the other party to make a public announcement regarding this letter agreement, a possible Transaction or any of the matters described in this paragraph. Notwithstanding anything in this paragraph to the contrary, if a Fundamental Change Event (as defined below) occurs with respect to one of the parties, the prohibitions set forth in this paragraph shall cease to restrict the other party (it being understood, for the avoidance of doubt, that (x) the prohibitions set forth in this paragraph shall continue to restrict the party with respect to which a Fundamental Change Event has occurred and (y) if the parties enter into a definitive agreement providing for a Transaction, a Fundamental Change Event shall be deemed to have occurred with respect to AMCOL only). A “Fundamental Change Event” means (i) the acquisition by a third party of more than 50% of the outstanding voting securities or assets of such first party and its subsidiaries (taken as a whole) or (ii) the entry by one of the parties into a binding definitive agreement with any third party to effect a purchase, tender or exchange offer, merger or other business combination that, if consummated, would result in a third party owning more than 50% of the outstanding voting securities or assets of such first party and its subsidiaries (taken as a whole) (any such transaction, an “Acquisition Transaction”). Each party hereto represents to the other party that neither it nor any of its affiliates (other than individuals in their individual accounts and in de minimis amounts) owns (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) any securities of the other party as of the date hereof.

Each party represents to the other party that this letter agreement is a valid and binding agreement that has been duly authorized, executed and delivered by it. Each party agrees that it will not, directly or indirectly, contest the validity or enforceability of this letter agreement on any grounds, including as being against public policy, as having been improperly induced or otherwise, whether by the initiation of any legal proceeding for such purpose or the intervention, participation or attempted intervention or participation in any manner in any other legal proceeding initiated by another person or otherwise. The parties acknowledge and agree that the Disclosing Party and its subsidiaries may be irreparably injured by a breach of this letter agreement by the Receiving Party or its Representatives and that monetary remedies may be inadequate to protect the Disclosing Party and its subsidiaries against any actual or threatened breach of this letter agreement by the Receiving Party or its Representatives. Accordingly, each party agrees that the Disclosing Party shall be entitled to an injunction or injunctions (without the proof of actual damages) to prevent breaches or threatened breaches of this letter agreement and/or to compel specific performance of this letter agreement. Each party also agrees that it and its Representatives shall waive any requirement for the security or posting of any bond in connection with any such remedy. Such remedies shall not be deemed to be the exclusive remedy for actual or threatened breaches of this letter agreement but shall be in addition to all other remedies available at law or in equity to either party. Each party further acknowledges and agrees that no failure or delay by the Disclosing Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

If any provision of this letter agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this letter agreement but shall be confined in its operation to the provision of this letter agreement directly involved in the controversy in which such judgment shall have been rendered.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof. Each party irrevocably submits to the jurisdiction of any court of the State of Delaware or any federal court sitting in the State of Delaware for the purposes of any suit, action or other proceeding arising out of this letter agreement. Each party irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement in any court of the State of Delaware or any federal court sitting in the State of Delaware or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

This letter agreement contains the entire agreement between the parties concerning confidentiality of the Evaluation Material, and no modification of this letter agreement or any annex hereto or waiver of the terms and conditions hereof or thereof shall be binding upon either party unless approved in writing by each party. This letter agreement shall inure to the benefit of the parties hereto and their successors and permitted assigns. Any assignment of this letter agreement by either party without the prior written consent of the other shall be void.

This letter agreement shall terminate and be of no further force and effect two years from the date hereof; provided that such termination shall not relieve either party from its responsibilities in respect of any breach of this letter agreement prior to such termination.

This letter agreement may be executed in counterparts (including, without limitation, via facsimile or electronic transmission), each of which shall be deemed to be an original, but both of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

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If the foregoing correctly sets forth the agreement between AMCOL and Minerals Technologies, please sign and return the enclosed copy of this letter agreement, whereupon it shall become our binding agreement.

Very truly yours,

MINERALS TECHNOLOGIES INC.

By:	/s/ Joseph C. Muscari
Name: Joseph C. Muscari
Title: Executive Chairman

AGREED AND ACKNOWLEDGED on this
6th day of November, 2013

AMCOL INTERNATIONAL CORPORATION

By:	/s/ Ryan McKendrick
Name: Ryan McKendrick
Title: Chief Executive Officer and President